Exhibit 10.3

STOCK APPRECIATION RIGHT AGREEMENT

Post Holdings, Inc. grants a Stock Appreciation Right (the “SAR”) to ___________________ (“Grantee”), effective ______________ (“Grant Date”), to receive a cash amount upon exercise of such SAR, pursuant to the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”) and subject to all terms and conditions hereafter provided in this Stock Appreciation Right Agreement (this “Agreement”). The number of shares of Stock subject to this SAR is ___________ shares (“SAR Shares”). The exercise price, or purchase price, per SAR Share is $______. Any capitalized terms, not otherwise defined herein, have the meanings given to such terms in the Plan.

NOW THEREFORE, the Company and Grantee agree, for and in consideration of the terms hereof, as set forth below.

1.    Exercise. Subject to the provisions of the Plan and the following terms, Grantee may exercise the SAR from time to time to the extent provided below by delivering to the Company (or its designated agent), written notice of exercise, in such form and manner as prescribed by the Company and which will state the number of SAR Shares to be exercised. Upon proper exercise of any vested portion of the SAR, Grantee shall be entitled to receive a cash amount equal to the excess of (a) the Fair Market Value of the specified number of SAR Shares as of the date of exercise over (b) the purchase price per share of the specified number of SAR Shares. Such excess, if any, shall be paid in cash, subject to applicable withholding for taxes.

2.    Vesting and When Exercisable.

(a)    The SAR vests and becomes exercisable in accordance with Section 2(b) below. Subject to the provisions of the Plan and any vesting and other terms herein, the SAR remains exercisable through the tenth anniversary of the Grant Date (“Expiration Date”) unless Grantee is no longer employed by the Company (or its Affiliates or Parent, if any), in which case the SAR is exercisable only if permitted by, and in accordance with, the provisions of Section 3 below.

(b)    The SAR vests while Grantee is employed by the Company (or an Affiliate or Parent, if any), and is exercisable, as follows: one third (1/3) of the SAR Shares shall vest on each of the first, second and third anniversaries of the Grant Date; provided, however, that upon Grantee’s death or Disability, the number of SAR Shares that would have vested during the Company’s fiscal year in which Grantee’s death or Disability occurs (but which had not vested in such fiscal year prior to the date of Grantee’s death or Disability), will fully vest as of the date of Grantee’s death or Disability.

3.    Accelerated Vesting and Limitation on Exercise Period.

(a)    Notwithstanding Section 2(b) above, the SAR shall vest before the normal vesting dates set forth in Section 2(b) above upon the occurrence of a Change in Control while Grantee is employed by the Company (or an Affiliate or Parent, if any) if the SAR will not remain outstanding following such Change in Control and the surviving corporation or Parent makes settlement of the full value of the outstanding SAR (whether or not then exercisable) in cash or cash equivalents followed by the cancellation of the SAR. If, upon the occurrence of a Change in Control while Grantee is employed by the Company (or an Affiliate or Parent, if any), the SAR remains outstanding following the Change in Control, the SAR is assumed by the surviving corporation or Parent, or the surviving corporation or Parent substitutes SARs with substantially the same terms for the SAR, then the SAR shall continue to vest in accordance with Section 2(b) above, unless Grantee has a “Qualifying Termination” as hereafter defined. Upon the occurrence of a Qualifying Termination, the SAR shall automatically become fully vested, notwithstanding the normal vesting dates set forth in Section 2(b) above.

(b)    Once the SAR vests and becomes exercisable as provided above, the SAR shall remain exercisable for the periods set forth below or until the Expiration Date, whichever occurs first. Thereafter, the unexercised portion of the SAR is forfeited and may not be exercised.

(i)    In the event of the death of Grantee, the SAR is exercisable for three years.

(ii)    In the event of the Disability of Grantee, the SAR is exercisable for three years.

(iii)    In the event of the voluntary termination of Grantee’s employment with the Company (and its Affiliates and Parent, if any), the SAR is exercisable for three years.

(iv)    In the event of the involuntary termination of Grantee’s employment with the Company (and its Affiliates and Parent, if any), other than a termination for death, Disability, or Cause, the SAR is exercisable for six months.

(c)    For purposes hereof, a “Qualifying Termination” means a termination of Grantee’s employment with the Company (and its Affiliate and Parent, if any) within two years of a Change in Control Date (i) by the Company (or an Affiliate or the Parent, if any) without Cause, or (ii) by the Grantee for “Good Reason”. For purposes hereof, “Good Reason” means (A) a material reduction in Grantee’s base salary, bonuses or incentive compensation; (B) a material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which Grantee is from time to time entitled; (C) a diminution or adverse change in Grantee’s titles, authorities, duties, responsibilities or reporting relationships, or the assignment to Grantee of duties that are inconsistent with, or materially impair his ability to perform, the duties of his position prior to the Change in Control; or (D) a change in the geographic location by 50 miles or more at which Grantee must perform his services.

4.    Forfeiture.

(a)    This Section 4 sets forth the circumstances under which the SAR will be forfeited. All SAR Shares not vested shall be forfeited upon Grantee’s receipt of written notice from the Committee of the occurrence of any of the following events (such notice is referred to as the “Forfeiture Notice”):

(i)    Grantee is terminated for Cause;

(ii)    Grantee engages in competition with the Company; or

(iii)    Grantee engages in any of the following actions: (A) intentional misconduct in the performance of Grantee’s job with the Company or any subsidiary; (B) being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary; (C) pleading guilty or nolo contendere to any felony or any charge involving moral turpitude; (D) misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property; (E) improperly disclosing material nonpublic information regarding the Company or any subsidiary; (F) after ceasing employment with the Company, inducing or attempting to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any subsidiary; (G) after ceasing employment with the Company, hiring any person who was a manager level employee of the Company or any subsidiary; or (H) inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

(b)    Upon Grantee’s receipt of the Forfeiture Notice, the portions of the SAR not vested will be forfeited and may not be exercised. Notwithstanding any other provision of the SAR, any portion of the SAR that is vested (either in accordance with the normal vesting dates set forth in Section 2 or pursuant to an acceleration of vesting under Section 3) and is or becomes exercisable on or after the date on which Grantee receives the Forfeiture Notice shall remain exercisable for seven (7) days following the date on which Grantee receives the Forfeiture Notice (but in no event later than the Expiration Date). Therefore, any vested and exercisable portion of the SAR that is not exercised within such seven (7) day period (or by the Expiration Date if earlier) will be forfeited and may not be exercised. The Committee or entire Board may waive any condition of forfeiture described in this Section.

5.    Governing Law. This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

6.    Amendment. No amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Grantee. The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the Grantee’s rights under this Agreement.

7.    No Assignment or Transfer. During the lifetime of the Grantee, the SAR shall be exercisable only by the Grantee. The SAR shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may request authorization from the Committee to assign his rights with respect to the SAR granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Grantee may assign his rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan and this Agreement and shall be entitled to all the rights of the Grantee under the Plan.

ACKNOWLEDGED AND ACCEPTED:	POST HOLDINGS, INC.

By:
Grantee:
Name:

Date	Title:

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